CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2025, relating to the financial statements and financial highlights of Kensington Managed Income Fund, Kensington Dynamic Allocation Fund (formerly known as Kensington Dynamic Growth Fund), Kensington Active Advantage Fund, Kensington Defender Fund, and Kensington Hedged Premium Income ETF, each a series of Managed Portfolio Series, which are included in Form N-CSR for the year or period ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
April 28, 2025